UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2020

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)
Registrant’s Telephone Number, including Area Code: (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Units	EPD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

   Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01 Other Events.

As previously disclosed, Enterprise Products Partners L.P. (the “Partnership,” “EPD,” “we,” “our” or “us”) acquired approximately 65.9% of the limited partner interests of Oiltanking Partners, L.P. (“Oiltanking”), all of the member interests of OTLP GP, LLC, the general partner of Oiltanking (“Oiltanking GP”), and the incentive distribution rights held by Oiltanking GP from Oiltanking Holdings Americas, Inc. (“OTA”), a U.S. corporation, as the first step (“Step 1”) of a two-step acquisition of Oiltanking in October 2014. In order to fund the equity consideration paid in Step 1 of the Oiltanking acquisition, the Partnership issued 54,807,352 common units to OTA. In connection with Step 1 of the Oiltanking acquisition, the Partnership entered into a put option agreement (the “Liquidity Option Agreement” or “Liquidity Option”) with OTA and Marquard & Bahls AG (together with its affiliates, “M&B”), a German corporation and the ultimate parent company of OTA. Under the Liquidity Option Agreement, the Partnership granted M&B the option to sell to the Partnership 100% of the issued and outstanding capital stock of OTA at any time within a 90-day period commencing on February 1, 2020. On February 25, 2020, the Partnership received notice (the “Notice”) from M&B of M&B’s election to exercise its Liquidity Option right.
The Liquidity Option Agreement permits M&B to allow deferred tax liabilities to remain with OTA, including tax liabilities existing at the time of the sale of Oiltanking to us in 2014, and for M&B to directly receive EPD common units upon settlement of the Liquidity Option exercise that are unencumbered by any such liabilities.  As a result, the liquidity of M&B is enhanced following exercise and settlement of the option, when compared to its financial position prior thereto (hence the name “Liquidity Option”).
Under the terms of the Liquidity Option Agreement, the aggregate consideration to be paid by the Partnership for OTA’s capital stock at settlement will equal the volume-weighted sales price of EPD common units for the 10-trading day period immediately preceding the exercise notice date, multiplied by the 54,807,352 EPD common units owned by OTA. The consideration paid by the Partnership may be in the form of newly issued EPD common units, cash or any mix thereof, as determined solely by the Partnership. Settlement of the option exercise transaction is expected to occur on March 5, 2020.  The Partnership currently expects that it will elect to deliver to M&B (or its designated affiliate) 54,807,352 newly issued EPD common units (in lieu of any cash) in connection with such settlement.
Upon settlement of the Liquidity Option exercise, we will indirectly acquire the 54,807,352  EPD common units owned by OTA, and assume all future income tax obligations of OTA associated with (i) owning EPD common units encumbered by the entity-level taxes of a U.S. corporation and (ii) the deferred tax liability as of the settlement date.   In total, the partners’ capital balance for common units as presented on the Partnership’s Consolidated Balance Sheet will increase by the market value of the new EPD common units issued to M&B at settlement.  Assuming that we issue only EPD common units to M&B as consideration (in lieu of any cash consideration), the number of EPD common units outstanding would not increase as the 54,807,352 newly issued units would be offset by the 54,807,352 EPD common units held by OTA that are reclassified to treasury units. The acquisition of OTA upon settlement of the Liquidity Option will be accounted for as the purchase of treasury units and the assumption of related deferred income taxes.

The new EPD common units issued to M&B upon settlement of the Liquidity Option will constitute “restricted securities” in the meaning of Rule 144 under the Securities Act of 1933 (the “Securities Act”) and may not be resold except pursuant to an effective registration statement or an available exemption under the Securities Act.  M&B will have the right to request that we prepare and file a registration statement to permit and otherwise facilitate the public resale of all or a portion of such EPD common units that M&B and its affiliates then own.  Our obligation to M&B to effect such transactions is limited to five registration statements and underwritten offerings.

At December 31, 2019, we estimated that our liability under the Liquidity Option Agreement was $509.6 million. Upon settlement of the Liquidity Option exercise in March 2020, the Liquidity Option liability will be replaced by the deferred income tax liabilities of OTA as calculated in accordance with ASC 740, Income Taxes. If OTA’s deferred tax liabilities exceed the then-current book value of the Liquidity Option liability at the exercise settlement date, we will recognize expense for the difference. Conversely, if the book value of the Liquidity Option exceeds OTA’s deferred tax liabilities, we will recognize a benefit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: February 26, 2020	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Executive Vice President – Accounting, Risk Control and Information Technology of Enterprise Products Holdings LLC

	By:	/s/ Michael W. Hanson
	Name:	Michael W. Hanson
	Title:	Vice President and Principal Accounting Officer of Enterprise Products Holdings LLC